Exhibit 10.25

HOME OFFICE OPERATING AGREEMENT

This HOME OFFICE OPERATING AGREEMENT (“Agreement”) is made and entered into effective as of January 1, 2023 (“Effective Date”) by and between:

Teladoc Health, Inc., a company organized and existing under the laws of Delaware, with its registered office located at 251 Little Falls Drive, Wilmington, Delaware 19808 (“Teladoc”)

and

Claus Jensen, an individual currently employed by Teladoc (“Executive”).

(Teladoc and Executive are collectively referred to as the “Parties” and each individually referred to as “Party”).

RECITALS

A.	Executive is employed by Teladoc and previously maintained his Teladoc office in Purchase, New York.
B.	Teladoc currently has 53 employees working in the State of Washington with many performing research and development activities.
C.	Teladoc also transacts significant business in the State of Washington and has significant business arrangements with certain Washington-based technology companies, including Microsoft Corporation.
D.

Teladoc desires to have Executive relocate from New York to the State of Washington as a condition of employment, and Executive agrees to such terms and conditions as specified in this Agreement. Executive’s relocation to the State of Washington will help Teladoc transact business in the State of Washington, and Executive’s responsibilities will continue to encompass managing the worldwide information technology (“IT”) support team, including those employees working in the State of Washington.

The Parties agree as follows:

Section 1 – Executive Responsibilities

1.1Executive agrees, as a condition of employment with Teladoc, to move from his current New York residence and his current office in Purchase, New York and relocate to [___________], Washington.

1.2Executive agrees, as a condition of employment with Teladoc, to establish residency and create a bona fide home office at [___________] (“Home Office”).

1.3Executive shall use such Home Office to perform the core duties of his employment.

1.4Executive shall make such Home Office available to meet or deal with Teladoc employees, Teladoc clients, and Teladoc customers as needed on a regular and continuous basis.

1.5Executive understands and accepts that Teladoc will not provide Executive with a designated office space or other regular work accommodations at any of its regular places of business, including Purchase, New York.

1.6Executive agrees to maintain a separate telephone line and listing for the Home Office.

1.7Executive agrees that Executive's Home Office address and phone number will be listed on his business letterhead and/or business cards of Teladoc. Such information will also be included on all of the Executive’s email correspondence.

1.8Executive agrees to use a specific area of the home exclusively to conduct Teladoc business, and that such area is separate from the living area and will not be used for any personal purposes. Executive agrees that such Home Office must comply with good work practices and reasonable safety standards.

1.9Executive and Teladoc agree that business records of Teladoc will be stored at Executive's Home Office, including written documents and documents stored on Executive's work computer.

1.10By December 15 of any current tax year, Executive will estimate the amount of time he will perform services in New York for the next tax year, including meetings, seminars, conventions, dinners, or any other events where business may be discussed or conducted. Based on this estimate, Executive will complete and provide Teladoc with a signed Form NY IT 2104.1. Executive will update such Form if the expected days working in New York have changed.

Section 2 – Teladoc Responsibilities

2.1In lieu of Teladoc reimbursing various expenses for such Home Office, Teladoc agrees to pay Executive $500 a month. Such payments are designed to cover Executive’s Home Office expenses including rental of the Home Office, insurance, internet services and miscellaneous supplies. Teladoc will continue to provide Executive with a laptop, technical support, other necessary equipment, and supplies, and, if appropriate, a fax and/or printer. All equipment provided to Executive in connection with this Agreement must be returned to Teladoc upon the earlier of termination of this Agreement, termination of employment, or request of Teladoc

2.2Teladoc will update all of its records, including payroll information, to reflect that Executive’s personal and business address is [___________].

2.3Once Executive has furnished Form NY IT 2104.1, Teladoc will determine whether Teladoc is required to withhold New York taxes for the relevant tax year. If Executive indicates on such form that Executive will be working 14 days or less in New York, Executive understands that Teladoc will not withhold any amounts for New York State income tax purposes. Executive understand that Teladoc’s withholding policies do not relieve Executive of any individual obligation to pay any personal income taxes as required by New York State. If Executive has indicated on such form that Executive will be working greater than 14 days in New York, Executive understands that Teladoc will withhold amounts required for New York State income tax purposes. If Executive subsequently changes such form during the relevant tax year, Executive understands that Teladoc may be required to start withholding amounts required for New York State income tax purposes.

2.4Executive understands that Teladoc will not provide any insurance coverage for such Home Office. However, Teladoc will continue to provide the workers’ compensation coverage that is available to all similarly situated Teladoc employees. To extent reasonably practicable, Executive agrees to purchase, at their own expense, homeowner’s insurance or renter’s insurance that would cover any professional activities in the Home Office.

Section 3 – Indemnification

3.1If Executive fails to perform under any of its responsibilities as outlined in Section 1 or Section 2.3 or 2.4 of this Agreement, and Teladoc is required to pay any taxing jurisdiction, including New York State, as a result of this Agreement, Executive agrees to indemnify Teladoc for any such costs, including (with limitation) prior year taxes plus interest and penalties.

Section 4 - Protection of Confidential Information

4.1Consistent with Teladoc’s expectations of information security for employees working at the office, and because certain Teladoc business records will be kept in Executive’s Home Office, Executive agrees to ensure the protection of all proprietary Teladoc and customer information accessible from Executive’s Home Office. Proper data protection may include use of locked file cabinets and desks, regular password maintenance, and any other steps appropriate for the job and the environment.

Section 5 - Other

5.1Executive understands that Teladoc is not providing any tax advice nor guaranteeing a specific tax result, and that Executive understands that it must consult with its appropriate tax advisors in determining the tax impact to Executive’s current and future tax obligations.

5.2This Agreement is designed to supplement Executive’s employment agreement with Teladoc as it relates only to location of Executive’s job and Executive's responsibilities as described in this Agreement. All other terms of the Executive’s employment agreement remains unchanged.

5.3This Agreement does not alter Executive’s status as an employee at will and does not create a contract of employment for a definite period. This Agreement can be re-evaluated and/or discontinued by Teladoc at any time in its discretion.

5.4The policies covered within this Agreement do not apply to requests for reasonable accommodation for a disability. Employees requesting to telecommute as a reasonable accommodation should follow Teladoc’s procedures on requests for reasonable accommodation. Teladoc complies with all federal, state, and local laws pertaining to equal employment opportunities for its employee.

5.5Executive agrees to continue to abide by all Teladoc employee policies, including, but not limited to, the Policy Against Harassment; Code of Business Conduct; Email Policy and Use of Computer Systems; and Pay Procedures. Failure to follow these policies may result in discipline and termination of this Agreement and/or employment.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to enter into as of the Effective Date hereof, by causing this Agreement to be executed by their respective duly authorized representatives.

TELADOC HEALTH, INC.		CLAUS JENSEN

By:	/s/ Adam C. Vandervoort	By:	/s/ Claus Jensen

Name: Adam C. Vandervoort		Name: Claus Jensen

Title: Chief Legal Officer		Title: Chief Innovation Officer

Date: December 22, 2022		Date: December 22, 2022